Exhibit (a)(5)

[INTRUST Financial Corporation Letterhead]

FOR IMMEDIATE RELEASE

INTRUST FINANCIAL CORPORATION ANNOUNCES
EFFECTIVE DATE OF GOING PRIVATE TRANSACTION

WICHITA, Kan., – 5/9/2003 – INTRUST Financial Corporation announced that its shareholders approved the proposed going private transaction at a special meeting of shareholders held on May 6, 2003, with 84.5% of the outstanding shares voting in favor of the transaction. The transaction became effective as of 4 p.m. Central Time on May 8, 2003. Equiserve Trust Company, N.A., the Company’s registrar and transfer agent, will promptly send instructions to those shareholders who held fewer than 1,000 shares as of that time, which will describe the procedures those holders must follow in order to receive the cash payment of $152.00 per share to which they may be entitled. The Company also plans to suspend its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934 in the near future.

CONTACT: Diane Iseman
Vice President – Corporate Communications
(316) 383-1489
Diane.Iseman@intrustbank.com